                                                                    EXHIBIT 99.1



                         WEATHERFORD REPORTS RESULTS FOR
                      THE 1998 FOURTH QUARTER AND FULL YEAR

HOUSTON, February 18, 1999 - Weatherford International, Inc. (NYSE:WFT) today announced 1998 fourth quarter income from continuing operations before special charges of $24.6 million, or $0.25 per diluted share, on revenues of $426.8 million. These results compared to income from continuing operations of $59.4 million, or $0.60 per diluted share, on revenues of $551.1 million for the fourth quarter of 1997. Including a special charge of $75.0 million ($48.8 million or $0.50 per diluted share after-tax) the Company reported a net loss from continuing operations in the quarter of $24.2 million, or $0.25 per diluted share. Operating income for the fourth quarter of 1998 was $45.9 million before special charges versus $101.0 million for the fourth quarter of 1997.

Bernard J. Duroc-Danner, Weatherford Chairman and CEO, commented, "The second half of 1998 turned out to be very different than the first. Continuing weakness in emerging markets and the effect that weakness has had on energy demand and oil and gas pricing resulted in a sharp drop in customer spending. For 1999, we expect the same fundamentals to prevail and have adjusted our businesses accordingly. We are continuing, however, to lay the seeds for future growth, investing in products, technologies and markets where there are significant opportunities for Weatherford to expand and grow."

For the year ended December 31, 1998 the Company reported net income of $191.6 million or $1.96 per diluted share before special charges on revenues of $2.0 billion. This result compared with net income of $187.8 million or $1.92 per diluted share on revenues of $2.0 billion for the year ended December 31, 1997. In 1998, special charges net of tax totalling $126.7 million, or $1.30 per diluted share were recorded in the second and fourth quarters.

COMPLETION AND OILFIELD SERVICES
Operating income for the Completion and Oilfield Services division was $26.5 million in the current quarter, down from $62.0 million in the fourth quarter of 1997. The decrease occurred entirely in North America where the average rig count dropped 38% from year to year. The

1998 Fourth Quarter Earnings
Page 2


decrease in North American results was partially offset by an increase in international revenues, specifically in Europe, North Africa and the Middle East. Since last fall, the division has undertaken targeted cost reduction initiatives to adjust its North American operations to the reduced levels of activity. In addition, several acquisitions and a joint venture have been completed to position the division for growth opportunities in intelligent completion, re-entry and underbalanced drilling markets.

COMPRESSION SERVICES
The Compression Services division reported operating income of $5.0 million in the quarter versus $3.9 million in the prior year's quarter. The improvement reflected strong compression fleet utilization and the impact of a manufacturing cost reduction program.

Subsequent to the close of the fourth quarter, Weatherford announced a major new compression services joint venture. Weatherford Compression Services joined with GE Capital's Global Compression Services to form Weatherford Global Compression Services. With a compression fleet of 1.0 million horsepower, Weatherford Global is one of the largest compression services companies in the world. It is poised for significant expansion both in North American and international markets through Weatherford's more than 320 locations worldwide.
Weatherford owns 64% of the new joint venture.

ARTIFICIAL LIFT SYSTEMS
The Artificial Lift Systems division reported an operating loss of $1.9 million in the fourth quarter of 1998 versus income of $6.2 million in the fourth quarter of 1997. The decline reflected the division's historical reliance on North American oil markets, which have been particularly hard hit by low oil prices. While implementing an aggressive cost reduction program, the division has been focusing on a strategic R&D program and growth in overseas markets. Recently, Weatherford Artificial Lift Systems received two important project awards, one in Argentina for YPF and the other in Venezuela for Mobil's Cerro Negro project.

DRILLING PRODUCTS
Operating income at the Company's Drilling Products division decreased to $22.6 million in the fourth quarter of 1998 versus $38.3 million in the fourth quarter of 1997. The decrease in operating income from 1997 to 1998 was due to a significant drop in premium tubular revenues representing low distributor reorder activity. Quarterly drill stem revenues remained essentially


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1998 Fourth Quarter Earnings
Page 3

flat from 1997 to 1998 as a 10% drop in drill stem volume was offset by the positive impact of product mix on prices.

SPECIAL CHARGES
In the fourth quarter, Weatherford recorded a special charge of $75.0 million for asset dispositions, obsolete inventory and severance charges. On an after-tax basis, the special charge was $48.8 million or $0.50 per diluted share.

In 1998, Weatherford initiated cost reduction programs that resulted in market-related headcount reductions of approximately 3,300 people, or 25% of its workforce. In addition, the Company consolidated four manufacturing facilities and more than 90 service locations, principally in North America.

Houston-based Weatherford International, Inc. is one of the world's largest providers of engineered products and services to the drilling and production segments of the oil and gas industry.

                                      # # #

Contact:

Don Galletly
(713) 297-8466

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford's prospects for its operations and the integration of recent acquisitions, all of which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International, Inc.'s Annual, Quarterly and Current Reports filed with the Securities and Exchange Commission, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the demand and pricing of Weatherford's products, as well as the ability to achieve the anticipated synergies and savings from the recent merger between EVI, Inc. and Weatherford Enterra, Inc. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

WEATHERFORD INTERNATIONAL, INC.
------------------------------------------------------------------------------
5 Post Oak Park, Suite 1760
Houston, Texas 77027-3415 713/297-8400
713-297-8416 Fax

www.weatherford.com



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                         WEATHERFORD INTERNATIONAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                       (In 000's Except Per Share Amounts)


                                                         Three Months Ended               Twelve Months Ended
                                                            December 31,                      December 31,
                                                 --------------------------------    --------------------------------
                                                      1998              1997              1998              1997
                                                 --------------    --------------    --------------    --------------
Net Revenues:
     Completion and Oilfield Services            $      192,545    $      235,726    $      848,219    $      852,149
     Compression Services                                44,675            49,498           177,481           178,897
     Artificial Lift Systems                             61,630            90,353           329,196           249,476
     Drilling Products                                  127,997           175,542           655,758           611,715
     Divestitures                                            --                --                --            76,852
                                                 --------------    --------------    --------------    --------------
                                                        426,847           551,119         2,010,654         1,969,089
                                                 --------------    --------------    --------------    --------------

Operating Income (Loss):
     Completion and Oilfield Services                    26,470            62,048           180,476           210,818
     Compression Services                                 4,990             3,894            18,592            14,774
     Artificial Lift Systems                             (1,940)            6,248            21,577            22,792
     Drilling Products                                   22,551            38,292           150,383           120,830
     Divestitures                                            --                --                --             4,594
     Corporate Expenses                                  (6,158)           (9,466)          (26,980)          (37,816)
     Merger Costs and Other Charges                     (75,000)               --          (195,000)               --
                                                 --------------    --------------    --------------    --------------
                                                        (29,087)          101,016           149,048           335,992

Other Income (Expense):
     Other, Net                                           1,661             4,178             4,837            12,242
     Interest Expense                                   (14,015)          (12,000)          (54,497)          (43,273)
                                                 --------------    --------------    --------------    --------------
Income (Loss) Before Income Taxes                       (41,441)           93,194            99,388           304,961
Provision (Benefit) For Income Taxes                    (17,272)           33,791            34,551           108,188
                                                 --------------    --------------    --------------    --------------
Income (Loss) From Continuing Operations                (24,169)           59,403            64,837           196,773
Extraordinary Charge, Net of Taxes                           --            (9,010)               --            (9,010)
                                                 --------------    --------------    --------------    --------------
Net Income (Loss)                                $      (24,169)   $       50,393    $       64,837    $      187,763
                                                 ==============    ==============    ==============    ==============

Basic Earnings (Loss) Per Share:
     Income (Loss) From Continuing Operations    $        (0.25)   $         0.61    $         0.67    $         2.04
     Extraordinary Charge                                    --             (0.09)               --             (0.09)
                                                 --------------    --------------    --------------    --------------
     Net Income (Loss)                           $        (0.25)   $         0.52    $         0.67    $         1.95
                                                 ==============    ==============    ==============    ==============

     Basic Weighted Average Shares Outstanding           97,340            97,084            97,065            96,052
                                                 ==============    ==============    ==============    ==============

Diluted Earnings (Loss) Per Share:
     Income (Loss) From Continuing Operations    $        (0.25)   $         0.60    $         0.66    $         2.01
     Extraordinary Charge                                    --             (0.09)               --             (0.09)
                                                 --------------    --------------    --------------    --------------
     Net Income (Loss)                           $        (0.25)   $         0.51    $         0.66    $         1.92
                                                 ==============    ==============    ==============    ==============

     Diluted Weighted Average Shares Outstanding         97,340            98,526            97,757            97,562
                                                 ==============    ==============    ==============    ==============

Depreciation and Amortization:
     Completion and Oilfield Services            $       25,857    $       21,626    $       94,718    $       84,597
     Compression Services                                 4,987             5,598            23,079            21,666
     Artificial Lift Systems                              4,872             2,788            19,183             8,944
     Drilling Products                                    8,909             6,296            31,951            23,610
     Divestitures                                            --                --                --             1,541
     Corporate                                              254               653             1,801             2,573
                                                 --------------    --------------    --------------    --------------
                                                 $       44,879    $       36,961    $      170,732    $      142,931
                                                 ==============    ==============    ==============    ==============
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